Free Writing Prospectus pursuant to Rule 433 dated November 12, 2025 / Registration Statement No. 333-284538 STRUCTURED INVESTMENTS – Opportunities in U.S. Equities GS Finance Corp.

Auto-Callable Dual Directional Trigger PLUS Based on the Performance of the Class A Common Stock of CoreWeave, Inc. due December 3, 2027

Principal at Risk Securities

The securities are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc.

You should read the accompanying preliminary pricing supplement dated November 12, 2025, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS		Payment on the Call Payment Date*
Company (Issuer) / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.

If your securities are automatically called on the call observation date (i.e., on the call observation date the closing price of the underlying stock is equal to or greater than the initial share price), the cash payment that we would deliver for each $1,000 principal amount of your securities on the call payment date would be $1,645.00. If, for example, the closing price of the underlying stock on the call observation date was determined to be 150.00% of the initial share price, your securities would be automatically called and the cash payment that we would deliver on your securities on the call payment date would be 164.50% of the principal amount of your securities or $1,645.00 for each $1,000 of securities. No further payments would be made on the securities following an automatic call. You will not participate in any appreciation of the underlying stock.

*assumes the amount payable on the call payment date if the securities are automatically called will be equal to $1,645.00.

Underlying stock:	the Class A common stock of CoreWeave, Inc. (current Bloomberg ticker: “CRWV UW”)
Pricing date:	expected to price on or about November 28, 2025
Original issue date:	expected to be December 3, 2025
Call observation date:	expected to be December 7, 2026
Call payment date:	expected to be December 10, 2026
Valuation date:	expected to be November 30, 2027
Stated maturity date:	expected to be December 3, 2027
Automatic call feature:

if, as measured on the call observation date, the closing price of the underlying stock is greater than or equal to the initial share price, your securities will be automatically called and you will receive for each $1,000 principal amount an amount in cash equal to at least $1,645.00 (set on the pricing date). No payments will be made after the call payment date.

		Hypothetical Payment Amount At Maturity
		The Securities Have Not Been Automatically Called
Payment at maturity (for each $1,000 stated principal amount of your securities):
•
if the final share price is greater than the initial share price, the sum of (i) $1,000 plus (ii) the leveraged upside payment;
•
if the final share price is equal to or less than the initial share price but greater than or equal to the downside threshold price, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the absolute share return; or
•
if the final share price is less than the downside threshold price, the product of (i) $1,000 times (ii) the share performance factor
		Hypothetical Final Share Price (as Percentage of Initial Share Price)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
		200.000%	250.000%
		150.000%	175.000%
		125.000%	137.500%
		110.000%	115.000%
		105.000%	107.500%
		100.000%	100.000%
		85.000%	115.000%
		75.000%	125.000%
Leveraged upside payment:	$1,000 × leverage factor × share percent change	65.000%	135.000%
		64.999%	64.999%
Leverage factor:	150.00%	60.000%	60.000%
Share percent change:	(final share price - initial share price) / initial share price	50.000%	50.000%
Absolute share return:	the absolute value of the share percent change. For example, a -5% share percent change will result in a +5% absolute share return.	30.000%	30.000%
Initial share price:	$ , which is the closing price of the underlying stock on the pricing date	25.000%	25.000%
Final share price:	the closing price of the underlying stock on the valuation date	0.000%	0.000%
Downside threshold price:	65.00% of the initial share price
Share performance factor:	final share price / initial share price
CUSIP / ISIN:	40058W2K1 / US40058W2K17
Estimated value range:	$900 to $960 (which is less than the original issue price; see the accompanying preliminary pricing supplement)

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stock (including historical closing prices of the underlying stock), the terms of the securities and certain risks.

About Your Securities

The amount that you will be paid on your securities is based on the performance of the Class A common stock of CoreWeave, Inc. The securities may be automatically called on the call observation date.

Your securities will be automatically called if the closing price of the underlying stock on the call observation date is greater than or equal to the initial share price, resulting in a payment on the call payment date equal to at least $1,645.00 (set on the pricing date). No payments will be made after the call payment date.

At maturity, if not previously called, (i) if the final share price is greater than the initial share price, the return on your securities will be positive and equal to the product of the leverage factor multiplied by the share percent change; (ii) if the final share price is equal to or less than the initial share price but greater than or equal to the downside threshold price, you will receive the principal amount of your securities plus a return reflecting the absolute value of the share percent change (e.g., if the share percent change is -5%, your return will be +5%); or (iii) if the final share price is less than the downside threshold price, you will receive a payment at maturity based on the share performance factor.

The securities are for investors who seek a return of at least 64.50% if their securities are automatically called or the potential to earn 150.00% of any positive return of the underlying stock or seek a positive return for moderate decreases in the underlying stock if their securities are not automatically called, in exchange for the risk of losing all or a significant portion of the principal amount of their securities if the securities remain outstanding to maturity.

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, general terms supplement no. 17,744 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, general terms supplement no. 17,744 and preliminary pricing supplement and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, general terms supplement no. 17,744 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The securities are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●
Preliminary pricing supplement dated November 12, 2025
●
General terms supplement no. 17,744 dated October 20, 2025
●
Prospectus supplement dated February 14, 2025
●
Prospectus dated February 14, 2025

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stock (including historical closing prices of the underlying stock), the terms of the securities and certain risks.

RISK FACTORS

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 17,744, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Risk Factors” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 17,744, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the underlying stock. You should carefully consider whether the offered securities are appropriate given your particular circumstances.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

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You May Lose Your Entire Investment in the Securities
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The Return on Your Securities May Change Significantly Despite Only a Small Incremental Change in the Price of the Underlying Stock
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The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
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The Amount You Will Receive on the Call Payment Date Will Be Capped
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Your Securities Are Subject to Automatic Redemption
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The Amount You Will Receive on the Call Payment Date or on the Stated Maturity Date is Not Linked to the Closing Price of the Underlying Stock at Any Time Other Than on the Call Observation Date or the Valuation Date, as the Case May Be
▪
The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities
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The Market Value of Your Securities May Be Influenced By Many Unpredictable Factors
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In Some Circumstances, the Payment You Receive on the Securities May Be Based on the Securities of Another Company and Not the Issuer of the Underlying Stock
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We Will Not Hold Shares of the Underlying Stock for Your Benefit
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You Have No Shareholder Rights or Any Rights to Receive Any Underlying Stock
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We May Sell an Additional Aggregate Stated Principal Amount of the Securities at a Different Issue Price
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If You Purchase Your Securities at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Securities Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Securities Will Be Negatively Affected

Risks Related to Conflicts of Interest

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Other Investors May Not Have the Same Interests as You

Additional Risks Related to the Underlying Stock

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The Underlying Stock Has a Very Limited Trading History

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stock (including historical closing prices of the underlying stock), the terms of the securities and certain risks.

Risks Related to Tax

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Your Securities May Be Subject to an Adverse Change in Tax Treatment in the Future
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Non-United States Holders Should Consider the Withholding Tax Implications of Owning the Securities
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Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 17,744:

Risks Related to Structure, Valuation and Secondary Market Sales

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If the Value of an Underlier Changes, the Market Value of Your Notes May Not Change in the Same Manner
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The Return on Your Notes Will Not Reflect Any Dividends Paid on Any Underlier, or Any Underlier Stock, as Applicable
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Past Performance is No Guide to Future Performance
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Your Notes May Not Have an Active Trading Market
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The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
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The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing
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With Respect to Notes Linked to Index Stocks or Exchange-Traded Funds, You Have Limited Anti-Dilution Protection
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With Respect to Notes Linked to Index Stocks, There is No Affiliation Between the Underlier Issuer of Such Index Stock and Us

Risks Related to Conflicts of Interest

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Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes
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Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients Could Negatively Impact Investors in the Notes
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Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
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You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes
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Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction
▪
The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stock (including historical closing prices of the underlying stock), the terms of the securities and certain risks.

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

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The Return on Indexed Notes May Be Below the Return on Similar Securities
▪
The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
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An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
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An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
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We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
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Information About an Index or Indices May Not Be Indicative of Future Performance
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We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

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The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
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The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders

TAX CONSIDERATIONS

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax advisor.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stock (including historical closing prices of the underlying stock), the terms of the securities and certain risks.